 EXECUTION VERSION

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of June 7, 2012 by and among (i) Walker & Dunlop, Inc., a Maryland corporation (“Parent”), (ii) Walker & Dunlop, LLC, a Delaware limited liability company (“Purchaser”), (iii) Mallory Walker (“MW”), William M. Walker (“WW”), Richard Warner (“RW”), Deborah Wilson (“DW”), Richard M. Lucas (“RL”) and Howard W. Smith, III (“HS”, and together with MW, WW, RW, DW and RL, collectively the “Stockholders”), and (iii) CW Financial Services LLC, a Delaware limited liability company (“Seller”).

WHEREAS, Purchaser and Seller are parties to a purchase agreement of even date herewith (the “Purchase Agreement”) pursuant to which, at the closing thereunder, (i) Purchaser shall acquire all of the outstanding limited liability company membership interests of CWCapital LLC, a Massachusetts limited liability company (the “Interests”), from Seller, and (ii) as partial consideration for such sale of the Interests, Seller shall receive the number of shares of Parent’s common stock, par value $0.01 per share (“Common Stock”), specified in the Purchase Agreement (the “Stock Consideration”) and the right to designate up to two nominees (the “Board Designees”), from time to time, for election to Parent’s Board of Directors (the “Board”) pursuant to Section 6.10 of the Purchase Agreement;

WHEREAS, in accordance with requirements of the New York Stock Exchange set forth in Section 312.03 of the New York Stock Exchange Listed Company Manual (the “NYSE Rule”), Parent must obtain stockholder approval for and prior to Parent’s issuance of the Stock Consideration; and

WHEREAS, the parties hereto are entering into this Agreement to implement and govern their respective intentions, rights and obligations with respect to Parent’s obtaining approval of the stockholders of Parent for the issuance of the Stock Consideration.

NOW, THEREFORE, the parties hereto, in consideration of the foregoing, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, hereby agree as follows:

1.   Definitions. Capitalized terms not defined herein shall have the meanings ascribed to them in the Purchase Agreement.  The following capitalized terms used herein have the following meanings:

(a)   “MGCL” means the General Corporation Law of the State of Maryland, as amended.

(b)   “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

2.   Representations and Warranties.  Each Stockholder represents and warrants to Seller that:

(a)    Such Stockholder beneficially owns, as of the date hereof, the number of shares of Common Stock set forth next to his or its name on Schedule I hereto (collectively, the “Shares”). Such Stockholder’s Shares are free and clear of any proxy, voting restriction, adverse claim or other Liens.  Without limiting the foregoing, except for proxies and restrictions in favor of Seller pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” Laws of the various states of the United States, such Stockholder has sole voting power and sole power of disposition with respect to all of such Stockholder’s Shares, with no restrictions on Stockholder’s rights of voting or disposition pertaining thereto and no Person other than Stockholder has any right to direct or approve the voting or disposition of any Stockholder Shares.  As of the date hereof, Stockholder does not own, have the right to vote, or have the right to acquire, any securities of Parent other than such Stockholder’s Shares listed on Schedule I hereto (or other than options to acquire Common Stock) and such Shares are not subject to any rights of others and are free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on such Stockholder’s voting rights, charges and other encumbrances of any nature whatsoever, other than those (if any) that may be imposed by or under applicable federal and state securities laws; provided, however, that (i) certain Stockholder’s Shares are subject to the Stockholders Agreement, dated as of December 20, 2010, by and among the Parent and the Stockholders named therein and the Registration Rights Agreement, dated as of December 20, 2010, by and among the Company and the Stockholders named therein and (ii) up to 300,000 of MW’s shares have been pledged as collateral for certain indebtedness incurred by MW or with respect to his personal assets.

(b)    Such Stockholder has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance by such Stockholder of this Agreement and the transactions contemplated hereby have been duly authorized and approved by all necessary action on the part of such Stockholder and no further action on the part of such Stockholder is necessary to authorize the execution and delivery by Stockholder of this Agreement or the performance by Stockholder of its obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder and, assuming due and valid authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity.

(c)    No consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the performance by Stockholder of its obligations under this Agreement.  Neither the execution and delivery of this Agreement by Stockholder nor the performance by Stockholder of its obligations hereunder will (i) violate any Law applicable to such Stockholder, or (ii) require the consent or other action by any Person under, constitute default under or result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of, Stockholder under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which Stockholder is a party, or by which his or its assets may be bound or affected.

(d)    Stockholder understands and acknowledges that (i) Seller is entering into this Agreement and the Purchase Agreement in reliance upon each such Stockholder’s representations, warranties covenants and agreement set forth herein and the execution and delivery of this Agreement by each Stockholder, (ii) Seller would not have entered into the Purchase Agreement but for the Stockholders’ execution of Agreement and (iii) such Stockholder is receiving substantial benefit under the Purchase Agreement as a result of his or its equity interest in Parent.

3.   Stock Proposal and Special Meeting.

(a)    As soon as practicable following the date hereof, Parent shall propose for approval by the stockholders of Parent, at a special meeting of such stockholders or by written consent (including any adjournment, postponement or continuation thereof, the “Special Meeting”), the issuance of the Stock Consideration by way of a resolution in satisfaction of the requirements of the NYSE Rule and MGCL, and in accordance with appropriate resolutions of the Board and a proxy statement to be filed by Parent with the Securities and Exchange Commission (“SEC”) containing a proposal approving such resolution, with such changes as may be required by the SEC or by applicable law (the “Stock Proposal”).

(b)    From the date hereof until any termination of this Agreement in accordance with its terms, at the Special Meeting or any other meeting of the stockholders of Parent however called (or any action by written consent in lieu of a meeting) or any adjournment thereof, each Stockholder shall vote all of such Stockholder’s Shares or, as appropriate, execute written consents in respect thereof, (i) in favor of the Stock Proposal; (ii) in favor of the approval of the Purchase Agreement and the transactions contemplated thereby, (iii) against any action or agreement (including, without limitation, any amendment of any agreement) that would result in a breach of any representation, warranty, covenant, agreement or other obligation of Parent, the Purchaser or any such Stockholder in this Agreement or the Purchase Agreement, (iv) against any agreement (including, without limitation, any amendment of any agreement), amendment of the Organizational Documents or the certificate of incorporation or bylaws of Parent or the Purchaser or other action that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage the consummation of the transactions contemplated by this Agreement and the Purchase Agreement and (v) against any action, agreement, transaction or proposal that could reasonably be expected to result in any of the conditions to the Closing or to the Company's, Parent’s or Purchaser’s obligations under the Purchase Agreement not being fulfilled or that is intended, or could reasonably be expected, to impede, interfere, delay, discourage or adversely affect the Purchase Agreement, the Closing or this Agreement. Any such vote shall be cast (or consent shall be given) by the Stockholders in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent.

(c)    In order to secure the performance of each Stockholders obligations under this Agreement, by entering into this Agreement, such Stockholder hereby irrevocably (subject to the terms of the immediately following sentence) grants a proxy, coupled with an interest, appointing each executive officer of Seller as such Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in his name, to vote, express consent or dissent, or otherwise utilize such voting power solely in the manner contemplated by this Agreement as such attorney-in-fact and proxy, in his or her sole discretion, deems proper with respect to such Stockholder’s Shares for any matters covered by this Section 3. The proxy granted by such Stockholder pursuant to this Section 3(c) shall be revoked upon the earlier of (i) termination of this Agreement in accordance with its terms and the provisions of the MGCL or (ii) the Closing. Such Stockholder hereby revokes any and all previous proxies granted with respect to the Stockholder’s Shares for any matters covered by this Section 3.

(d)    From the date hereof until the Closing Date, no Stockholder shall (i) sell, transfer (including by operation of Law), give, pledge, encumber, assign or otherwise dispose of (including, without limitation, any Constructive Disposition (as defined below)), or enter into any Contract, option or other arrangement or understanding with respect to the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of, any of such Stockholder’s Shares (or any right, title or interest thereto or therein), (ii) deposit any of such Stockholder’s Shares or any shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Stockholder Shares with respect to any matters covered by Section 3(c), (iii) take any action that would make any representation or warranty of Stockholder set forth in this Agreement untrue or incorrect in any respect or have the effect of preventing, disabling or delaying such Stockholder from performing any of its obligations under this Agreement or (iv) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i), (ii) or (iii) of this Section 3(d); provided, however, each Stockholder shall be permitted to sell (A) shares of Common Stock beneficially owned by such Stockholder pursuant to a plan in effect as of the date hereof in compliance with Rule 10b5-1 under the Exchange Act (each a “Rule 10b5-1 Plan”), subject to the monthly or quarterly limitations set forth opposite such Stockholder’s name on Schedule I hereto, and (B) shares of restricted Common Stock solely for purposes of paying taxes resulting from the vesting of shares of restricted Common Stock set forth opposite such Stockholder’s name on Schedule I hereto (“Tax Sales”); provided, further, that from the date hereof until the Closing Date, MW shall be entitled to Transfer his Shares (or any right, title or interest thereto or therein) to immediate family members or trusts created for the benefit of such immediate family members, but solely for estate planning purposes, provided that MW continues to control the voting power with respect to such Shares or such immediate family member or such trust agrees in writing to be bound by the terms of this Agreement.  As used herein, the term “Constructive Disposition” means, with respect to any Stockholder’s Shares, a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership. Any attempted transfer of such Stockholder’s Shares or any interest therein in violation of this Section 3(d) shall be null and void.  In furtherance of this Agreement, each Stockholder shall and hereby does authorize Seller’s and Parent’s counsel to notify Parent’s transfer agent that there is a stop transfer restriction with respect to all of the Stockholder’s

Shares (and that this Agreement places limits on the voting and transfer of each Stockholder’s Shares).

4.   Post-Closing Sales. From the Closing Date until the date that is 180 days after the Closing Date (the “Lock Up Period”), each of WW, RW, RL, DW and HS (collectively, the “Locked-Up Stockholders”) shall not sell, transfer (including by operation of Law), give, pledge, encumber, assign or otherwise dispose of (including, without limitation, any Constructive Disposition (as defined below)), or enter into any Contract, option or other arrangement or understanding with respect to the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of, any of such Stockholder’s Shares (or any right, title or interest thereto or therein) any of their respective Shares; provided, however, that each of the Locked-Up Stockholders shall be permitted to sell (A) shares of Common Stock beneficially owned by such Stockholder pursuant to a plan in effect as of the date hereof in compliance with Rule 10b5-1 under the Exchange Act (each a “Rule 10b5-1 Plan”), subject to the monthly or quarterly limitations set forth opposite each of such Locked-Up Stockholder’s name on Schedule I hereto; provided, further, that to the extent any Locked-Up Stockholder has in effect, as of the date hereof, a Rule 10b5-1 Plan that expires on or prior to the end of the Lock Up Period, such Locked-Up Stockholder shall be entitled to renew such Rule 10b5-1 Plan or enter into a replacement Rule 10b5-1 plan prior to the end of the Lock Up Period, but only to the extent such renewed or replacement Rule 10b5-1 Plan contains volume trading restrictions identical to such restrictions contained in the applicable current Rule 10b5-1 Plan and (B) effect Tax Sales.

5.   Termination. In the event that the Purchase Agreement is terminated in accordance with its terms, this Agreement shall terminate concurrently therewith.  In the event that the Closing occurs, only Section 3 of this Agreement shall terminate and all other provisions of this Agreement shall survive the Closing.

6.   Miscellaneous.

(a)   Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one of such counterparts.  All counterparts shall constitute one and the same instrument.  Each party may execute this Agreement via a facsimile (or transmission of a .pdf file) of this Agreement.  In addition, facsimile or .pdf signatures of authorized signatories of the parties shall be valid and binding and delivery of a facsimile or .pdf signature by any party shall constitute due execution and delivery of this Agreement.

(b)   Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to the choice of laws provisions thereof.

(c)   Amendment; Waiver. Any amendment hereto shall be in writing and signed by all parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought.  The waiver by any party of the performance of any act shall not operate as a waiver of the performance of any other act or an identical act required to be performed at a later time.  Except as otherwise provided herein, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.

(d)   Entire Agreement. This Agreement constitutes the entire agreement and supersedes conflicting provisions set forth in all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(e)   Assignability. This Agreement and all of the provisions hereof shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns and any reference to a party shall also be a reference to an heir, legal representative, successor or permitted assign; provided, however, that this Agreement may not be assigned (except by operation of law) by any party hereto without the prior written consent of the other parties hereto, and any attempted assignment without such consent shall be void and of no effect.

(f)   Titles. The titles and captions of the sections, subsections and paragraphs of this Agreement are included for convenience of reference only and shall have no effect on the construction or meaning of this Agreement.

(g)   Third Party Beneficiary. No provision of this Agreement is intended, nor shall it be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any customer, Affiliate, stockholder, partner, member, director, officer or employee of any party hereto or any other Person.  All provisions hereof shall be personal solely among the parties to this Agreement.

(h)   Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision and to execute any amendment, consent or agreement to effect such replacement; provided, however, that such replacement does not defeat the principal purpose of this Agreement.

(i)   Interpretation. This Agreement shall be read and construed in the English language. As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and singular shall include the plural. References herein to a party or other Person include their respective successors and assigns. The words “include,” “includes” and “including” when used herein shall be deemed to be followed by the phrase “without limitation” unless such phrase otherwise appears.  Unless the context otherwise requires, references herein to sections shall be deemed references to sections of this Agreement.  Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular section, subsection or provision hereof.  Except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or.”  With regard to each and every term and condition of this Agreement, the parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which party actually prepared, drafted or requested any term or condition of this Agreement.

(i)   Submission to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of (a) any Delaware State court and (b) the United States District Court for the District of Delaware, for the purposes of any litigation arising out of this Agreement or any transaction contemplated hereby. Each of the Parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated hereby in (a) any Delaware State court or (b) the United States District Court for the District of Delaware, or that any such litigation brought in any such court has been brought in an inconvenient forum.

(j)   Waiver of Jury Trail. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(k)   Equitable Remedies. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the specific terms hereof or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in the State of Delaware (as to which the parties agree to submit to jurisdiction for the purpose of such action), in each case without the necessity of posting bond or other security or showing actual damages, and this being in addition to any other remedy to which they are entitled at law or in equity.

(l)   Public Announcement. Each Stockholder, solely in its capacity as a stockholder of Parent, agrees that such Stockholder shall not make any public announcement that would have the effect of preventing, impeding, interfering with or adversely affecting the performance by such Stockholder of its obligations under this Agreement or the consummation of the transactions contemplated by the Purchase Agreement.

(m)   Legends. If requested by Seller, each Stockholder agrees to cause all certificates representing such Stockholder’s Shares to bear a prominent legend stating that such Stockholder’s Shares are subject to the transfer, voting and other restrictions described in this Agreement.

(n)   Additional Shares. Until any termination of this Agreement in accordance with its terms, each Stockholder shall promptly notify Seller of the number of shares of Parent Common Stock, if any, as to which such Stockholder acquires record or beneficial ownership after the date hereof. Any shares of Parent Common Stock as to which such Stockholder acquires record or beneficial ownership after the date hereof and prior to termination of this Agreement shall be Shares for purposes of this Agreement.  Without limiting the foregoing, in the event of any stock split, stock dividend or other change in the capital structure of Seller affecting the Seller Stock, the number of shares of Parent Common Stock constituting Shares shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Parent Common Stock or other voting securities of Parent issued to any such Stockholder in connection therewith.

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IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered in its name and on its behalf as of the date first written above.

PARENT:

Walker & Dunlop, Inc., a Maryland corporation

By:	/s/ William M. Walker
Name:	William M. Walker
Title:	Chairman, President and Chief Executive Officer

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IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered in its name and on its behalf as of the date first written above.

PURCHASER:

Walker & Dunlop, LLC, a Delaware limited liability company

By:	/s/ William M. Walker
Name:	William M. Walker
Title:	Chairman, President and Chief Executive Officer

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IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered in its name and on its behalf as of the date first written above.

STOCKHOLDER:

/s/ William M. Walker
William M. Walker

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IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered in its name and on its behalf as of the date first written above.

STOCKHOLDER:

/s/ Mallory Walker
Mallory Walker

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IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered in its name and on its behalf as of the date first written above.

STOCKHOLDER:

/s/ Deborah Wilson
Deborah Wilson

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IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered in its name and on its behalf as of the date first written above.

STOCKHOLDER:

/s/ Richard Lucas
Richard Lucas

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IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered in its name and on its behalf as of the date first written above.

STOCKHOLDER:

/s/ Richard C. Warner
Richard C. Warner

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IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered in its name and on its behalf as of the date first written above.

STOCKHOLDER:

/s/ Howard W. Smith, III
Howard W. Smith, III

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IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered in its name and on its behalf as of the date first written above.

SELLER:

CW FINANCIAL SERVICES LLC, a Delaware limited liability company

By:	/s/ Charles R. Spetka
Name:	Charles R. Spetka
Title:	Chief Executive Officer

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Schedule I

Stockholder	Shares	Limited	Taxes Sales
William M. Walker	1,890,774	17,000 shares per month until trading period ended 11/30/12; then 13,000 per month through 12/31/12	25,839
Howard W. Smith, III	1,313,261	20,000 shares per month, through 12/31/12	20,671
Richard Warner	153,462	5,000 shares per month, through 12/31/12	30,509
Mallory Walker	2,179,707	No Rule 10b5-1 Plan	0
Deborah Wilson	123,380	2,500 shares per month, through 5/31/13.	18,913
Richard Lucas	88,090	No Rule 10b5-1 Plan	16,029